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                                                                   EXHIBIT 4.2


                               Standard & Poor's
                     A Division of The McGraw-Hill Companies


John Nuveen & Co., Inc.
333 West Wacker Drive
Chicago, IL 60606-1286


                       Re: Nuveen Taxable Trust Series 1
                           -----------------------------


Gentlemen:

     We have examined the Registration Statement File No. 333-23671 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                        Sincerely,


                                        /s/ Frank A. Ciccotto
                                        ---------------------------------
                                        Frank A. Ciccotto
                                        Vice President